Exhibit 99.1

True Nature Holding, Inc. - Leadership Provides Update on Acquisition and Expansion Plans

Atlanta, GA, Sept. 11, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- True Nature Holding, Inc. (TNTY) (the “Company” or “True Nature”) provides this update on pending acquisitions, plans to expand the executive leadership team and board, and the announced offering of the 10% Series A Cumulative Redeemable Perpetual Preferred Stock, the “Series A Preferred Stock” or “Pref A” shares.

Jim Crone, True Nature Holding’s President and acting CEO, offered this outline of activities: “It was a very busy summer for the True Nature Holding team working diligently on three initiatives. Firstly, driving to complete two acquisitions; secondly the nationwide recruiting effort seeking to add at least one Director, a well-qualified CFO and CEO; and lastly, the announced Preferred A financing. Should this funding occur management expects these True Nature initiatives to enhance shareholder value.

“With regards to acquisitions, there are two transactions in our immediate consideration. The seller is continuing to provide the necessary financial documents required to complete a transaction and support the detail audit requirements of any publicly held company. We believe we are close and hope to have both closed in the near term, subject to auditor review and other closing considerations,” explained Crone.

“True Nature already made public our plans to offer new Pref A shares, which, if fully subscribed, could provide up to $10 million in gross proceeds. After costs, and establishing a reserve for all dividends to be paid for the first 36 months, the Company’s net proceeds could be around $6 million. This would empower the True Nature team to expedite business development plans. We are actively interviewing for two senior executives - a new CFO with significant public company and M&A experience, along with a similarly qualified CEO. We are well into the interviewing process, and hope to make announcements before the end of the quarter.”

True Nature intends to use the net Preferred A share proceeds to a) eliminate its previously issued bridge notes, b) reduce its payables, c) increase its software development activity, and d) meet general corporate needs, after fully reserving the amounts needed to pay the dividends for the next thirty-six (36) months following the closing of the financing.

For additional information, please contact the True Nature Holding by email investors@truenatureholding.com

True Nature Holding, Inc. Preferred A Shares

The newly created 10% Cumulative Redeemable Perpetual Preferred Stock will have cumulative Dividends from the date of original issue and will be payable on the fifteenth day of each calendar month when, as and if declared by our board of directors. Dividends would be payable out of amounts legally available at a rate equal to 10% per annum per $25.00 of stated liquidation preference per share, or $2.50 per share of Series A Preferred Stock per year.

True Nature Holdings, Inc. will place net proceeds from any issuances in an amount equal to thirty-six (36) months of dividends into a separate bank account to be used to pay Series A Preferred Stock dividends, however, after the first quarter in which our adjusted EBITDA is greater than the quarterly dividend, the proceeds then remaining in this account may be used for any corporate purpose. Commencing on thirty-six (36) months after the closing, we may redeem, at our option, the Series A Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date.

The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities. Holders of the Series A Preferred Stock generally will have no voting rights except for limited voting rights if dividends payable on the outstanding Series A Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods. Our Common Stock currently trades on the Over the Counter (OTCQB) Market, with the trading symbol “TNTY.” There is no established trading market for the Series A Preferred Stock.

The Mission of True Nature Holding, Inc.

True Nature Holding, Inc. seeks to create value in providing the resources for growth to technology companies, especially where regulatory compliance and data security are key features. Much like the healthcare arena, there are many markets that have a detailed requirement for compliance and security, and are often overlooked. We believe we can assemble a group of operating companies who will leverage each and other skills, and grow from additional functionality, as well as access to new geographical markets.

True Nature is building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX™ to provide applications for market participants in healthcare through the encryption of sensitive data. We see other markets such as financial services, retail transaction management, data analytics as examples of the need for compliance and data security. We believe these are all growth markets.

Our approach is to develop these business opportunities as individual “threads” in response to client needs, ultimately creating an end-to-end set of solutions from the end-user up to the healthcare provider, or a veterinary professional. Further, we expect to assist suppliers by allowing them to access unique technologies that bind them with their clients in a “top-down” distribution model.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events, and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Relations True Nature Holding, Inc.

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